Exhibit 8.1
January 5, 2010

Brenham Oil & Gas, Corp.
601 Cien Street, Suite 235
Kemah, Texas 77565

Dear Ladies and Gentlemen:

We have acted as independent registered public accountants for Brenham Oil & Gas, Corp., a Nevada corporation, (“Brenham”) in connection with the transactions contemplated by the Separation and Distribution Agreement (the Agreement”) made and entered into effective as of April 21, 2010, between American International Industries, Inc. (“American”) and Brenham.  At your request, we are rendering our opinion as to certain United States federal income tax consequences of certain transactions contemplated by the Agreement.

In connection with this opinion, we have reviewed the Agreement, the registration statement of Brenham on Form S-1 filed with the U.S. Securities and Exchange Commission on September 21, 2010 (as amended through the date hereof) (the “Registration Statement”), American’s annual report on Form 10-K for its fiscal year ended December 31, 2009, certain resolutions adopted by the Board of Directors of American and Brenham and such other documents, records and papers as we have deemed necessary or appropriate in order to give this opinion.

Based on our review of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications as set forth herein, we are of the opinion that for United States federal income tax purposes, the discussion entitled “Material U.S Federal Income Tax Considerations” in the Registration Statement insofar as it relates to statements of United States law or legal conclusions is correct in all material respects.

The opinion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service (the “IRS”) and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such changes.  No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of any aspect of the Agreement.  The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.  Further, no assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur or become effective. In the event any one of the statements, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Agreement under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation.

We are furnishing this opinion solely for the benefit of Brenham and American. Furthermore, we are furnishing this opinion solely in connection with the transactions contemplated by the Agreement, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ GBH CPAS, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas